Exhibit 99.1

PRESS RELEASE

	CONTACT: Al Petrie	Brent Collins
FOR IMMEDIATE RELEASE	Investor Relations Coordinator	Director, Investor Relations
	apetrie@wtoffshore.com	investorrelations@wtoffshore.com
	713-297-8024	713-624-7364

W&T Offshore Provides Operational Update and Announces Timing of Third Quarter Earnings Reporting

HOUSTON, October 18, 2021 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today provided an operational update and announced the timing of its third quarter 2021 earnings release and conference call.

Operations Update

Relative to previously reported production for the second quarter of 2021, approximately 80% of the Company’s production was shut-in at one point as a result of Hurricane Ida. The majority of the impacted production was brought back online throughout September. As a result of this downtime, based on preliminary estimates, net production for the third quarter is expected to average between 34,200 and 35,100 barrels of oil equivalent per day (“Boe/d”) (34% oil, 11% natural gas liquids, and 55% natural gas). Production for the fourth quarter is expected to average between 34,800 and 38,500 Boe/d (33% oil, 11% natural gas liquids, and 56% natural gas), which assumes the Big Bend and Dantzler wells are returned to production by the end of October as expected. The remaining hurricane-impacted production is expected to be online by the end of 2021. Through October 16, 2021, W&T estimates that it has averaged approximately 35,900 Boe/d net for the month of October. Unplanned costs for minor repairs and restoring production, as well as evacuating employees and contractors, were incurred as a result of the hurricane. Due to these costs, less than anticipated Office of Natural Resources Revenue (“ONRR”) credits, and slight increases to components of base lease operating expense (“LOE”), guidance for LOE is now expected to be between $174 and $180 million for 2021.

Hurricane season in the Gulf of Mexico typically lasts until the end of November and the commentary above does not contemplate any potential impact for further storm activity in the fourth quarter of 2021.

Tracy W. Krohn, W&T's Chairman and Chief Executive Officer, commented, “Regarding Hurricane Ida, our assets and infrastructure did not suffer significant damage during the hurricane. However, this storm required a meaningful amount of production to be shut-in and thus deferred by ourselves and our non-operated working interest owners due to third party issues associated with platforms, pipelines, refineries, and other onshore infrastructure. Accordingly, we are adjusting our third quarter production guidance today to reflect the impact of Hurricane Ida. It’s important to remember that shutting in production in advance of storms is a critical safety practice offshore operators undertake to keep employees and contractors safe and to minimize the potential for environmental incidents. While most of the Company’s impacted production has been restored, we estimate that the storm resulted in a temporary reduction of approximately 5,500 Boe/d net production to W&T for the third quarter. Our expectation is that the vast majority of the remaining shut-in production will be returned online by year end. We have proven for nearly 40 years that we know how to operate safely and profitably in the Gulf of Mexico despite these severe weather events. We will continue to focus on generating strong cash flow, operating efficiently, and creating value for W&T shareholders.”

Third Quarter Earnings Release and Conference Call

The Company is scheduled to issue its third quarter of 2021 earnings release on Tuesday, November 2, 2021, after the close of trading. A conference call to discuss financial and operational results is scheduled for Wednesday, November 3, 2021 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time).

Interested parties may listen to the call via webcast at the Company’s website at www.wtoffshore.com under “Investors.” Alternatively, the call may be accessed by dialing 844-739-3797 for domestic parties and 1-412-317-5713 for international parties; phone participants are advised to call in 10 minutes in advance of the call start time and request to be joined to the “W&T Offshore, Inc. Conference Call.” An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in 41 producing fields in federal and state waters and has under lease approximately 622,000 gross acres, including approximately 435,000 gross acres on the Gulf of Mexico Shelf and approximately 187,000 gross acres in the Gulf of Mexico deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, estimates of the timing and impact of repairing and restoring infrastructure hurricane damage, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, the continued impact of responses to COVID-19, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent Form 10-Q and Form 8-K reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.

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